Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2026

Mifflintown, PA, April 22, 2026 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended March 31, 2026 of $2.8 million, an increase of 39.3% compared to net income of $2.0 million for the three months ended March 31, 2025. Earnings per share, basic and diluted, for the three months ended March 31, 2026 were $0.56 and $0.55, respectively, compared to earnings per share, both basic and diluted, of $0.40 for the three months ended March 31, 2025.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased to announce first quarter net income of $2.8 million which represents a nearly 40% increase over the same quarter last year. This improvement is due in large part to our ability to provide responsive, customer-centered solutions coupled with disciplined loan and deposit pricing. This approach resulted in a $1.5 million increase in net interest income which equated to a 56 basis point improvement in our net interest margin. Additionally, our continued efforts to increase fee income led to a 7.1% increase in noninterest income. Our credit quality remains strong with nonperforming loans and delinquent loans totaling only 0.1% of the total loan portfolio. Our focus for the remainder of 2026 is to accelerate loan growth, especially in the State College and Harrisburg regions, while maintaining credit quality and continuing to improve fee generation and contain operating expenses. We are also looking with great anticipation to the grand opening of our Belleville office in the third quarter.”

Financial Results for the Quarter

Annualized return on average assets for the three months ended March 31, 2026 was 1.25%, compared to 0.94% for the three months ended March 31, 2025. Annualized return on average equity for the three months ended March 31, 2026 was 19.04%, compared to 16.55% for the three months ended March 31, 2025.

Net interest income increased by 25.5%, to $7.3 million for the three months ended March 31, 2026, compared to $5.8 million for the three months ended March 31, 2025. Average interest earning assets increased 4.7%, to $882.6 million, for the three months ended March 31, 2026, compared to the same period in 2025, due to an increase of $65.9 million, or 12.2%, in average loans, which was partially offset by a decrease of $26.4 million, or 8.8%, in average investment securities as cash flows from the securities portfolio were used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $24.2 million, or 4.0%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025, primarily due to an increase in total average interest bearing deposits of $23.8 million, or 4.3%.

The yield on earning assets increased 44 basis points, to 4.86%, for the three months ended March 31, 2026 compared to same period last year, driven by an increase in loan yields of 39 basis points, while the cost to fund interest earning assets with interest bearing liabilities decreased 15 basis points, to 2.11%. The net interest margin, on a fully tax equivalent basis, increased from 2.83% for the three months ended March 31, 2025 to 3.39% for the three months ended March 31, 2026.

Juniata recorded a credit loss expense of $180,000 for the three months ended March 31, 2026 compared to a credit loss expense of $104,000 for the three months ended March 31, 2025.

Non-interest income increased 7.1%, to $1.4 million, for the three months ended March 31, 2026 compared to $1.3 million for the three months ended March 31, 2025. Most significantly impacting non-interest income in the comparative three month periods were increases of $86,000 in the change in value of equity securities and $80,000 in fees derived from loan activity due to increases in title insurance commissions as well as guidance line and service fees. Partially offsetting these increases between the comparative three month periods was a decline of $51,000 in commissions from sales of non-deposit products due to the transition to a new wealth management business model in the second quarter of 2025, as well as a $25,000 decrease in customer service fees.

Non-interest expense was $5.2 million for the three months ended March 31, 2026 compared to $4.7 million for the three months ended March 31, 2025, an increase of 11.2%. Most significantly impacting non-interest expense in the comparative three month periods were increases in employee compensation and benefits expenses of $269,000 and $195,000, respectively. The primary drivers for the increase in employee compensation expense were regular merit increases and additional lending staff, while increased medical claims expenses was the primary driver for the increase in employee benefits expense for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. Partially offsetting these increases between the comparative three month periods was a decline of $40,000 in occupancy expense.

An income tax provision of $563,000 was recorded for the three months ended March 31, 2026 compared to $371,000 recorded for the three months ended March 31, 2025. The increase between the comparative three month periods was primarily due to more taxable income recorded in the 2026 period. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships and the tax credit was $82,000 for both the three months ended March 31, 2026 and March 31, 2025.

Financial Condition

Total assets as of March 31, 2026 were $901.9 million, an increase of $6.6 million compared to total assets of $895.3 million as of December 31, 2025. This increase was primarily due to an $8.7 million, or 1.5%, increase in total loans as of March 31, 2026 compared to December 31, 2025, with the increase partially funded by the $6.8 million, or 0.9%, increase in total deposits as well as cash flows from the reduction in the debt securities portfolio of $2.9 million, or 1.2%, as of March 31, 2026 compared to year-end 2025. Short-term borrowings and repurchase agreements decreased by $3.4 million, or 6.8% as of March 31, 2026 compared to December 31, 2025, primarily due to a decrease in repurchase agreement account balances. At March 31, 2026, stockholders’ equity increased $2.7 million, or 4.7%, compared to year-end 2025 due to an increase in retained earnings and a decline in other comprehensive losses.

Juniata maintains a strong liquidity position and, as of March 31, 2026, had additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $223.5 million and with the Federal Reserve’s Discount Window of $49.2 million. In addition, Juniata has internal authorization for brokered deposits of up to $118.3 million. Juniata had no brokered deposits outstanding as of March 31, 2026.

Subsequent Event

On April 21, 2026, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 18, 2026, payable on June 1, 2026.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fourteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “likely,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would,” “outlook,” the negative variations of those words or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materialize, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2026	December 31, 2025
ASSETS
Cash and due from banks	$5,486	$5,719
Interest bearing deposits with banks	6,426	5,729
Cash and cash equivalents	11,912	11,448

Equity securities	1,331	1,273
Debt securities available for sale	54,755	55,600
Debt securities held to maturity (fair value $176,664 and $179,984, respectively)	180,148	182,205
Restricted investment in bank stock	2,496	2,522
Total loans	610,113	601,378
Less: Allowance for credit losses	(7,265)	(7,083)
Total loans, net of allowance for credit losses	602,848	594,295
Premises and equipment, net	9,311	9,256
Bank owned life insurance and annuities	16,016	15,947
Investment in low-income housing partnerships	429	510
Core deposit and other intangible assets	176	190
Goodwill	9,812	9,812
Mortgage servicing rights	58	60
Deferred tax asset, net	7,901	8,198
Accrued interest receivable and other assets	4,704	3,947
Total assets	$901,897	$895,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$209,976	$209,865
Interest bearing	578,665	571,934
Total deposits	788,641	781,799

Short-term borrowings and repurchase agreements	46,534	49,906
Other interest bearing liabilities	655	720
Accrued interest payable and other liabilities	6,024	5,465
Total liabilities	841,854	837,890
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at March 31, 2026 and December 31, 2025; Outstanding - 5,032,400 shares at March 31, 2026 and 5,018,799 shares at December 31, 2025	5,151	5,151
Surplus	24,622	24,820
Retained earnings	58,389	56,696
Accumulated other comprehensive loss	(26,201)	(27,154)
Cost of common stock in Treasury: 118,879 shares at March 31, 2026; 132,480 shares at December 31, 2025	(1,918)	(2,140)
Total stockholders' equity	60,043	57,373
Total liabilities and stockholders' equity	$901,897	$895,263

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2026	2025
Interest income:
Loans, including fees	$9,310	$7,781
Taxable securities	1,221	1,365
Tax-exempt securities	30	30
Other interest income	20	17
Total interest income	10,581	9,193
Interest expense:
Deposits	2,758	2,803
Short-term borrowings and repurchase agreements	508	531
Long-term debt	—	30
Other interest bearing liabilities	6	7
Total interest expense	3,272	3,371
Net interest income	7,309	5,822
Provision for credit losses	180	104
Net interest income after provision for credit losses	7,129	5,718
Non-interest income:
Customer service fees	435	460
Debit card fee income	430	422
Earnings on bank-owned life insurance and annuities	69	57
Trust fees	126	131
Commissions from sales of non-deposit products	50	101
Fees derived from loan activity	195	115
Change in value of equity securities	58	(28)
Other non-interest income	79	88
Total non-interest income	1,442	1,346
Non-interest expense:
Employee compensation expense	2,244	1,975
Employee benefits	741	546
Occupancy	326	366
Equipment	252	217
Data processing expense	654	629
Professional fees	236	206
Taxes, other than income	18	31
FDIC Insurance premiums	129	135
Amortization of intangible assets	14	18
Amortization of investment in low-income housing partnerships	81	81
Other non-interest expense	516	481
Total non-interest expense	5,211	4,685
Income before income taxes	3,360	2,379
Income tax provision	563	371
Net income	$2,797	$2,008
Earnings per share
Basic	$0.56	$0.40
Diluted	$0.55	$0.40

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203